May 11, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC

USA  20549

Commissioners:

We have read the statements made by Emgold Mining Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F(a)(1)(v) of Form 20-F/A, as part of the Form 20F/A of Emgold Mining Corporation dated May 11, 2012.  We agree with the statements concerning our Firm in such Form 20-F/A.

Yours very truly,

(signed) PricewaterhouseCoopers LLP

Chartered Accountants

ITEM 16F.                           CHANGE IN CERTIFYING ACCOUNTANT

Effective January 11, 2012, the Company’s former auditors, PricewaterhouseCoopers LLP, resigned at the request of the Company and the Company appointed MSCM LLP as its new auditors.

The former auditors’ report on the financial statements for the Company’s fiscal years ended December 31, 2010 and 2009 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change auditors was recommended and approved by the Company’s Audit Committee and approved by the Board of Directors.

During the 2010 and 2009 fiscal years and the subsequent interim period that preceded the former auditors’ dismissal, there was no disagreement with the former auditors on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of the former auditors, would have caused them to make reference to the subject matter of the disagreement in connection with their report. None of the reportable events described in Item 16F(a)(1)(v) occurred during the period in which the former auditors served as the Company’s auditors.

However, without qualifying their opinion, the former auditors included an explanatory paragraph in their report on the Company’s financial statements for the 2010 and 2009 fiscal years which referenced a footnote in the financial statements disclosing conditions and matters indicating the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

The Company has provided its former auditors with a copy of this disclosure and has requested that the former auditors furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether they agree with the above statements, and if not, stating the respects in which they do not agree. A copy of that letter from the former auditors dated May 11, 2012 is filed as an exhibit to this Form 20-F/A.

Prior to January 11, 2012, the date that MSCM LLP was retained as the auditors of the Company, the Company did not consult MSCM LLP regarding:

(1) Either: The application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the Company or oral advice was provided that the new auditors concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

(2) Any matter that was either the subject of a disagreement (as defined in Item 16F(a)(1)(iv) and the related instructions to that item) or a reportable event (as described in Item 16F(a)(1)(v)).